Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

October 16, 2020

Aaron’s Holdings Company, Inc.

400 Galleria Parkway, S.E., Suite 300

Atlanta, Georgia 30339

Ladies and Gentlemen:

We have acted as counsel for Aaron’s Holdings Company, Inc., a Georgia corporation (the “Company”), in connection with the preparation of certain Post-Effective Amendments to the Registration Statements on Form S-8 filed by Aaron’s, Inc. with the Securities and Exchange Commission on (i) May 14, 2019 (Registration No. 333-231463), (ii) June 1, 2018 (Registration No. 333-225385), (iii) May 8, 2015 (Registration No. 333-204014), (iv) December 10, 2010 (Registration No. 333-171113), (v) June 30, 2009 (Registration No. 333-160357), (vi) March 18, 2005 (Registration No. 333-123426), and (vii) December 28, 2001 (Registration No. 333-76026) (the Registration Statements referenced in clauses (i) through (vii) of this sentence the “Initial Registration Statements” and, as amended, the “Registration Statements”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statements relate to shares of the Company’s common stock, par value $0.50 per share (the “Shares”), to be issued pursuant to, or upon the exercise of options, stock appreciation rights or other stock-based awards granted under, the Aaron’s Inc. Amended and Restated 2015 Equity and Incentive Award Plan, 2020 Amendment and Restatement; the Aaron’s, Inc. Employee Stock Purchase Plan, 2020 Amendment and Restatement; the Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan, as amended and restated; the Aaron’s, Inc. Employees Retirement Plan, as amended and restated; and the Aaron’s, Inc. Deferred Compensation Plan, 2020 Amendment and Restatement (collectively, the “Plans”).

In our capacity as counsel to the Company, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

Aaron’s Holdings Company, Inc.

October 16, 2020

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are duly authorized and, when issued pursuant to, or upon the exercise of options, stock appreciation rights or other stock-based awards granted under, the Plans, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in any laws or regulations which may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ King & Spalding LLP